Execution version

TRANSACTION VALUE AGREEMENT

THIS TRANSACTION VALUE AGREEMENT (this “Agreement”) is dated as of 30 September, 2013, by and among the persons set forth on the signature page to this Agreement (the “Holders”), Prime Acquisition Corp., a Cayman Islands company (the “Company”), and Prime BHN Luxembourg S.àr.l., a Luxembourg company (“LuxCo”). Capitalized terms used and not otherwise defined herein that are defined in the Stock Purchase Agreements (as defined below) will have the meanings given such terms in the Stock Purchase Agreements.

BACKGROUND

A.	The Company, LuxCo and the Holders entered into that certain Stock Purchase Agreements dated July 9, 2013 as amended (the “Stock Purchase Agreements”), by and among Prime, LuxCo, BHN LLC, a limited liability company, Magfin S.r.l., an Italian limited liability company (“Magfin”), G.S.I. S.r.l., an Italian limited liability company (“GSI”), Ellegi S.r.l., an Italian limited liability company (“Ellegi”), Dieci Real Estate S.r.l., an Italian limited liability company (“Dieci”), SIM S.r.l., an Italian limited liability company (“SIM”), Delfin S.r.l., an Italian limited liability company (“Delfin”, and together with Magfin, GSI, Ellegi, Dieci and SIM, the “Companies” or “Targets” and each a “Company”), Cesare Lanati, an individual, Stefano Lanati, an individual, Davide Rigamonti, an individual, Bell Real Estate S.r.l., an Italian limited liability company (“Bell”), IGS S.r.l., an Italian limited liability company (“IGS”, and together with Cesare Lanati, Stefano Lanati, Davide Rigamonti and Bell, the “Sellers” or the “Holders”, and each a “Seller” or the “Holder”, and together with Prime, LuxCo, BHN and Companies, the "Parties", and each, a "Party").. Prior to the consummation of the transactions contemplated by the Stock Purchase Agreements, the Holders owned all of the issued and outstanding securities of the Target. Pursuant to the Stock Purchase Agreements, the Company acquired all of the outstanding securities of Target in exchange for shares of the Company.
B.	The Holders have appointed Stefano Lanati as their representative pursuant to the provisions of Section 13.15 of the Stock Purchase Agreements, as amended (the “Holders’ Representative”).
C.	This Agreement is being entered into pursuant to Section 9.2(l) of the Stock Purchase Agreements.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.          Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

Each Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of the Company, the Company’s counsel, Holder, Holder’s counsel, or any other person.

2.          Beneficial Ownership. Each Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) any shares of Company common stock, or any economic interest therein or derivative therefrom, other than those Company ordinary shares the counter-value of which is specified on the signature page hereto (the “Agreement Shares”).

3.          Sale of Agreement Shares.

(a)          During the Sale Limitation Period (as defined below), each Holder irrevocably agrees that it will not (i) sell, directly or indirectly, more than the following dollar value of Agreement Shares, in public market transactions in any calendar month: Bell Real Estate, IGS and Cesare Lanati, in the aggregate: USD 495,671; Stefano Lanati: USD 52,642; and Davide Rigamonti: USD 1,687 (the “Monthly Targets”) except as provided in Section 3(h) hereof, (ii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Company, or (iii) sell any Agreement Shares or Make-Whole Shares (as defined below) in public market transactions at a price per share less than the lowest third-party ask price in the market (not including an ask price posted by the Seller or any of its agents or affiliates).

(b)          In furtherance of the foregoing, the Company will (i) place an irrevocable stop order on all Agreement Shares, including those which are covered by a registration statement, and (ii) notify its transfer agent in writing of the stop order and the restrictions on the Agreement Shares under this Agreement and direct its transfer agent not to process any attempts by any Holder to resell or transfer any Agreement Shares, except in compliance with this Agreement.

(c)          For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

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(d)          For purpose hereof, the “Sale Limitation Period” means a period of 18 months from the Closing Date.

(e)          To the extent that the Holders collectively sell all of the Agreement Shares, and the Agreement Shares that are sold in public market transactions are sold at an average price (the “Average Sales Price”) of less than $10.00 per share, the Holders shall be entitled to receive from the Company, promptly after the Company receives a request therefor form the Seller, a number of additional shares (the “Make-Whole Shares”) of Parent’s Common Stock equal to (x)(1) $10.00 minus the Average Sales Price (the “Shortfall”), multiplied by (2) the number of Agreement Shares sold in public market transactions, divided by (y) the Fair Market Value of the Parent Common Stock. The Holders shall provide evidence of the Average Sales Price by providing the Company with copies of sales confirmations for the Agreement Shares along with the Holders calculations of the Average Sales Price and the Shortfall. In lieu of issuing Make-Whole Shares to the Seller, the Company may elect to pay the amount of any Shortfall to the Holders in cash within ten (10) business days of receiving notice of the Shortfall from the Holders.

(f)          To the extent that the Holders sell all of the Make-Whole Shares, and (i) the aggregate consideration received for all Agreement Shares and Make-Whole Shares sold by the Holders in public market transactions plus (ii) the number of Make-Whole Shares sold in non-public transactions multiplied by the greater of the actual average sales price of such Make-Whole Shares or the average sales price of the Agreement Shares and Make-Whole Shares sold by the Holders in public market transactions (the “Make-Whole Share Average Sales Price”), is less than the Transaction Value (as defined below), then the Company shall, promptly after receiving a request therefor from the Holders, issue additional Make-Whole Shares equal to (x) (i) the Transaction Value minus (ii) the aggregate dollar amount received by the Holders for all Agreement Shares and Make-Whole Shares sold in public market transactions, plus the product of the number of Make-Whole Shares sold by the Holders in non-public transactions multiplied by the Make-Whole Share Average Sales Price (each a “Make-Whole Shortfall”), divided by (y) the Fair Market Value of the Parent’s Common Stock. The Holders shall provide evidence of the aggregate consideration received for all of the Agreement Shares and Make-Whole Shares sold by the Holders by providing the Company with copies of sales confirmations or other comparable evidence along with the Holders’ calculations of the Make-Whole Shortfall. In lieu of issuing Make-Whole Shares to the Seller, the Company may elect to pay the amount of any Make-Whole Shortfall to the Holders in cash within thirty business days of receiving notice of the Make-Whole Shortfall from the Holders. The term Transaction Value means an amount which (a) is the product of the Agreement Shares sold in public market transactions multiplied by $10.00), minus (b)(i) the aggregate amount of any dividend payment made by Parent on any Agreement Shares and Make-Whole Shares, and (ii) the value of any payment made under Article 10.1 of the Stock Purchase Agreements.

(g)          The Holders shall cease selling any Make-Whole Shares, and the provisions of Sections 3(e) and (f) shall terminate and be of no further force or effect, once the aggregate consideration received by the Holders for all Agreement Shares and Make-Whole Shares sold in public market transactions, plus the product of the number of Make-Whole Shares sold by the Holders in non-public transactions multiplied by the Make-Whole Share Average Sales Price equals or exceeds the Transaction Value, and shall so notify the Company in writing. If, within ten business days of receiving such notification, the Company responds to the Holders in writing that it wishes to repurchase the remaining Make-Whole Shares owned by the Holders, the Company and the Holders’ Representative shall set a mutually satisfactory date when the Make-Whole Shares may be sold back to the Company. The purchase price for all of the remaining Make-Whole Shares shall be an aggregate of $1.00. In the event that the Holders’ Representative does not receive such a notice from the Company within the ten business day period, the Holders may sell all remaining Agreement Shares and Make Whole Shares and retain the profits therefrom.

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(h)          In the event that, in each calendar month, the Holders collectively are not able to sell the Monthly Target, the Holders will be allowed to sell, in the following months, in addition to the Monthly Target for that month, a number of Agreement Shares equal to the balance between the Monthly Target and the number of Agreement Shares actually sold in the previous months, provided that: (i) at the end of each month in which the Monthly Target has not been reached, the Holders’ Representative has informed the Company in writing pursuant to Section 8 hereof of the number and the price of the Agreement Shares actually sold in such month; and (ii) a quarterly threshold of 16.67% of the Agreement Shares is not exceeded.

4.          Breach.

If the Holder materially breaches the terms of Sections 1 through 3 of this Agreement, this Agreement shall automatically terminate and Parent shall have no further obligations to the Holder pursuant to this Agreement.

5.          Company’s Indemnification Obligations; Pledge.

(a)          The Holders have issued the guarantees attached as Annex 5 (the “Guarantees”) to guarantee the Target’s obligations vis-à-vis certain banks that hold mortgages on the Target’s assets. The Company undertakes to indemnify and hold harmless the Holders for any actual disbursement that such Holders may incur as a result of the enforcement of the Guarantees; provided, however, that the indemnification obligation provided under this Section 5(a) will be enforceable and effective as long as the Company holds all the issued and outstanding securities of the Target.

(b)          To secure the Company’s obligations provided under letter (a), at closing, the Company, LuxCo and the Holders will enter into a pledge agreement pursuant to which the Company and LuxCo will pledge their participation in Target to the benefit of Holders during the Sale Limitation Period.

6.          Escrow of Units; Call Option.

(a)          The Units shall be deposited in an escrow within 30 calendar days from the Closing Date (the “Escrow Fund”) with a financial institution mutually satisfactory to the Parent and the Holders, as escrow agent (the “Escrow Agent”), to be held in accordance with the terms set forth in this Agreement and the Escrow Agreement that the Parties undertake to negotiate and agree upon immediately after Closing (the “Escrow Agreement”).

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(b)          In the event that (i) in selling the Agreement Shares, the Holders cannot sell a sufficient number of Agreement Shares and Make-Whole Shares to reach one of the dollar targets set out in Annex 6 hereto, or (ii) the SEC has informed the Company that the registration statement may not go effective, then the Holders shall have an option (the “Call Option”) to repurchase the entire equity interest in Target held by the Company (the “Repurchased Participation”).

(c)          In order to exercise the Call Option, the Holders must (i) comply with the terms and conditions set forth in the Escrow Agreement, and (ii) within 5 business days from the end of any period set out in Annex 6 hereto or the date the Company notifies the Holder that the Registration Statement will not go effective, provide the Escrow Agent with a repurchase notice confirming either that the Target Dollar Value of Shares To Be Sold has not been reached and the amount that the Agreement Shares and Make-Whole Shares have been sold for, including satisfactory documentation as to the sale price of the Agreement Shares and Make-Whole Shares or that the SEC has informed the Company that the registration statement may not go effective (the “Repurchase Notice”). Upon receipt of the Repurchase Notice, the Escrow Agent shall deliver a copy of the Repurchase Notice to the Company. If the Company does not object to the Repurchase Notice within 7 business days of the date of receipt of the Repurchase Notice, then the Escrow Agent shall proceed to the closing of the Repurchased Participation according to the terms and conditions of the Escrow Agreement.

(d)          In accordance with the terms of the Escrow Agreement, the closing of any purchase and sale of the Repurchased Participation shall take place no later than thirty (30) business days following receipt by the Company of the Repurchase Notice.

(e)          In the event that any bankruptcy, insolvency, receivership, liquidation or other similar proceedings is commenced by or against Parent or LuxCo, or a trustee, receiver, liquidator, or custodian is appointed for Parent or LuxCo, or Parent or LuxCo make a general assignment for the benefit of creditors, the Holders’ Representative may direct the Escrow Agent to transfer the Escrow Units to Holders’ Representative in exchange for the Option Consideration (as defined below). Upon receipt of such an instruction from the Holders, the Escrow Agent shall advise Parent and LuxCo of such instruction, and, no earlier than 5 business days after notifying Parent and LuxCo, without any further action by LuxCo or Parent, transfer the Escrow Units to Holders’ Representative in exchange for the Option Consideration.

(f)          At the closing of the transactions pursuant to this Section 6, the Escrow Agent, (i) shall deliver to a notary public indicated by Holders’ Representative the irrevocable Power of Attorney delivered to Escrow Agent pursuant to the Escrow Agreement to effect the transfer of the Repurchased Participation in the corporate books of the Target, and (ii) shall transfer to the Company (x) the entire amount the Holders have received by the sale of the Agreement Shares and Make Whole Shares in public market or private transactions, if any, less (i) the Tax Franchise Amount, (ii) the transaction costs demonstrably incurred by Holders in selling the Agreement Shares, (iii) the Escrow Agent costs, and (y) any remaining Agreement Shares or Make-Whole Shares held by the Holders (the “Option Consideration”).

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(g)          Provided effectiveness of the registration statement, notwithstanding anything in this Section 6 to the contrary, the Call Option may not be exercised for an applicable period in the event that the dollar amount of all shares traded for such period is equal to or in excess of the Target Dollar Value of Shares To Be Sold for such period.

(h)          The costs of the Escrow shall be borne by the Holders.

7.          Legends. The Holders understand and consent to the placement of a legend on any certificate or other document evidencing the Agreement Shares stating that such shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing Agreement Shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Agreement Shares:

(1)	THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

(2)	THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT DATED SEPTEMBER 30, 2013 BETWEEN, AMONG OTHERS, THE COMPANY AND THE HOLDER OF THIS CERTIFICATE. THESE SHARES MAY NOT BE SOLD EXCEPT IN COMPLIANCE WITH THAT AGREEMENT.

8.          No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

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9.          Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within three (3) calendar days thereafter.

(a)	If to the Company:

Prime Acquisition Corp.

No. 322, Zhongshan East Road

Shijiazhuang Hebei Province, 050011

PRC

Fax: +86-650-618-2552

With a copy to:

BHN LLC

6369 Mill Street, Suite 205

Rhinebeck, NY 12572

Fax: +1 845.876.8714

To the attention of: Marco Prete, Managing Member

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Ave.

New York, NY 10154

USA

Attn: Mitchell Nussbaum

(b)          If to the Holders:

Cesare Lanati
Via Newton No. 9
20090 Assago (MI)
+ 39 02 36706848

With a copy (which shall not constitute notice) to:

Studio Associato R&P Legal - Rossotto, Colombatto & Partners
Piazzale Luigi Cadorna n. 4
20123 Milano
Attention: Claudio Elestici
Telecopy: +39 02 8807222

or to such other address as any party may have furnished to the others in writing in accordance herewith.

10.          Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

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11.          Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

12.          Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

13.          Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

14.          Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

15.          Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

16.          No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

17.          Dispute Resolution. Article XI of the Stock Purchase Agreements, regarding dispute resolution, is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

18.          Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law.

19.          Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Stock Purchase Agreements, the terms of this Agreement shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PRIME ACQUISITION CORP.

By:	/s/ Diana Liu
	Name:	Diana Liu
	Title:	CEO

Name:

PRIME BHN LUXEMBOURG S.ÀR.L.

By:	/s/ William Yu
	Name:	William Yu
	Title:	Manager

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HOLDERS:

Cesare Lanati
Monthly Target: USD 409,177
/s/ Cesare Lanati

Stefano Lanati
Monthly Target: USD 902,746
/s/ Stefano Lanati

Davide Rigamonti
Monthly Target: USD 28,929
/s/ Davide Rigamonti

Bell Real Estate S.r.l.
Monthly Target: USD 8,024,987
/s/ Cesare Lanati
Name: Cesare Lanati
Title: Managing member

IGS S.r.l.
Monthly Target: USD 65,962

/s/ Cesare Lanati

Name: Cesare Lanati
Title: Board member

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ANNEX 6

TARGETS FOR THE SALE OF AGREEMENT SHARES

Sellers of BELL Real Estate

Time elapsed after Effectiveness of Registration Statement Relating to Resale of the Shares	Target Dollar Value of Shares To Be Sold
3 months	16.67%
6 months	33%
9 months	49.67%
12 months	67%
15 months	83.33%
18 months	100%

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